AMENDED AND RESTATED SERVICES AGREEMENT
(Big Sandy Terminal and Pipeline)
This Amended and Restated Services Agreement (the “Agreement”) is dated as of July 25, 2013 by and between Delek Refining Ltd., a Texas limited partnership (“Delek Refining”), and Delek Marketing-Big Sandy, LLC, a Texas limited liability company (“Delek-Big Sandy”). Each of Delek Refining and Delek Logistics are individually referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, Delek Refining and Delek-Big Sandy entered into that certain Terminalling Services Agreement (Big Sandy Terminal) dated November 7, 2012 (the “Original Agreement”);
WHEREAS, Delek Refining and Delek-Big Sandy desire to enter into this Agreement to amend and restate the Original Agreement and to memorialize the terms of their ongoing commercial relationship.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties to this Agreement hereby agree as follows:
1.DEFINITIONS
Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
“Affiliate” means, with to respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any Person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the Partnership and its subsidiaries), including Delek Refining, on the one hand, and the Partnership and its subsidiaries, including Delek-Big Sandy, on the other hand, shall not be considered Affiliates of each other.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Services” means the following services to be provided by Delek-Big Sandy to Delek Refining: truck rack blending, tank sampling, tank-to-tank transfers, ethanol receipt (truck), ethanol storage, ethanol blending, generic gasoline additization, lubricity/conductivity additization, product receipt (barge), proprietary additive additization, red dye additization, transmix loading (truck) and seasonal flow improver additization or other similar services.
“Ancillary Services Fees” means, for any month during the Term of this Agreement, the fees set forth on Exhibit A to be paid by Delek Refining pursuant to Section 4 during that month for Ancillary Services provided by Delek-Big Sandy.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“bpd” means barrels per day.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
“Capacity Resolution” has the meaning set forth in Section 25(c).
“Capital Amortization Period” has the meaning set forth in Section 8(d).
“Capital Improvement” means (i) any modification, improvement, expansion or increase in the capacity of the Terminal or the Pipeline or any portion thereof, or (ii) any connection, or new point of receipt or delivery for Products.
“Claimant” has the meaning set forth in Section 30(d).
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (ii) is developed by the receiving Party without reliance on any Confidential Information or (iii) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1, and ends on March 31, June 30, September 30 or December 31, respectively, except that (i) the initial Contract Quarter with respect to this Agreement commenced on the Effective Date and ended on December 31, 2012, (ii) the initial Contract Quarter with respect to the Pipeline shall commence on August 1, 2013 and end on September 30, 2013 and (iii) the final Contract Quarter shall end on the last day of the Term.
“Contract Year” means a year that commences on July 1 and ends on the last day of June in the following year, except that (i) the initial Contract Year with respect to this Agreement commenced on the Effective Date, (ii) the initial Contract Year with respect to the Pipeline shall commence on August 1, 2013 and (iii) the final Contract Year shall end on the last day of the Term.
“control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Deficiency Notice” has the meaning set forth in Section 9(a).
“Deficiency Payment” has the meaning set forth in Section 9(a).
“Delek-Big Sandy” has the meaning set forth in the Preamble.
“Delek-Big Sandy Indemnitees” has the meaning set forth in Section 20(b).
“Delek Refining” has the meaning set forth in the Preamble.
“Delek Refining Indemnitees” has the meaning set forth in Section 20(a).

“Delek US” means Delek US Holdings, Inc., a Delaware corporation.
“Dispute” means any and all disputes, claims, controversies and other matters in question between Delek Refining, on the one hand, and Delek-Big Sandy, on the other hand, under this Agreement.
“Effective Date” means November 7, 2012.
“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“Estimated Expansion Capital Expenditure” has the meaning set forth in Section 8(b).
“Expansion Capital Expenditure” has the meaning set forth in Section 8(c).
“Extension Period” has the meaning set forth in Section 2(a).
“Facilities” means (a) the Pipeline and (b) the Terminal.
“FERC Oil Pipeline Index” means the FERC index system set forth in 18 C.F.R. § 342.318, as such regulations may be amended from time to time.
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, inability of obtain Products because of a failure of third-party pipelines and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome.
“Force Majeure Notice” has the meaning set forth in Section 24(a).
“Force Majeure Party” has the meaning set forth in Section 24(a).
“Force Majeure Period” has the meaning set forth in Section 24(a).
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Initial Term” has the meaning set forth in Section 2(a).
“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.
“Minimum Pipeline Capacity” means an aggregate amount of capacity equal to 6,000 bpd multiplied by the number of calendar days in the Contract Quarter
“Minimum Pipeline Throughput Commitment” means an aggregate amount of Products equal to at least 5,000 bpd multiplied by the number of calendar days in the Contract Quarter
“Minimum Storage Capacity” means aggregate storage capacity of 87,000 barrels.
“Minimum Terminalling Capacity” means an aggregate amount of truck-loading capacity equal to 6,000 bpd multiplied by the number of calendar days in the Contract Quarter.
“Minimum Terminalling Throughput Commitment” means an aggregate amount of Products received at the Terminal equal to at least 5,000 bpd multiplied by the number of calendar days in the Contract Quarter.
“Minimum Throughput Capacity” means (a) the Minimum Pipeline Capacity and (b) the Minimum Terminalling Capacity.
“Minimum Throughput Commitment” means (a) the Minimum Pipeline Throughput Commitment and (b) the Minimum Terminalling Throughput Commitment.
“Monthly Expansion Capital Amount” has the meaning set forth in Section 8(d).
“Notice Period” has the meaning set forth in Section 23(a).
“Omnibus Agreement” means that certain omnibus agreement dated as of November 7, 2012, among Delek US, on behalf of itself and the other Delek Entities (as defined therein), Delek Refining, Lion Oil Company, the Partnership, Paline Pipeline Company, LLC, SALA Gathering Systems, LLC, Magnolia Pipeline Company, LLC, El Dorado Pipeline Company, LLC, Delek Crude Logistics, LLC, Delek-Big Sandy, Delek Logistics Operating, LLC, and Delek Logistics GP, LLC, as the same may be amended and/or restated from time to time.
“Open Assets” has the meaning set forth in Section 29.
“OPIS” has the meaning set forth in Section 7.
“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.
“Partnership Change of Control” means Delek US ceases to Control the general partner of the Partnership.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Pipeline” means an approximately 10.5-mile refined products pipeline owned by Delek-Big Sandy that runs between Delek-Big Sandy’s Tyler Station and its Hopewell delivery point.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.
“Product” or “Products” means the products described on Exhibit B.

“Receiving Party Personnel” has the meaning set forth in Section 30(e)(iv).
“Refinery” means Delek Refining’s crude oil refinery in Tyler, Texas.
“Renewal Term” has the meaning set forth in Section 2(a).
“Respondent” has the meaning set forth in Section 30(d).
“Restoration” has the meaning set forth in Section 25(b).
“Shortfall Payment” has the meaning set forth in Section 6(b).
“Special Damages” has the meaning set forth in Section 19.
“Storage Fee” has the meaning set forth in Section 3(d).
“Suspension Notice” has the meaning set forth in Section 23(a).
“Term”, “Renewal Term” and “Initial Term” shall each have the meaning set forth in Section 2(a).
“Terminalling Service Fee” has the meaning set forth in Section 3(a)(ii).
“Throughput Fees” has the meaning set forth in Section 3(b)(ii).
“Terminal” means Delek-Big Sandy’s light product distribution terminal located in Big Sandy, Texas.
“Termination Notice” has the meaning set forth in Section 24(b).
“Transmix” has the meaning set forth in Section 13.
“Transportation Fee” has the meaning set forth in Section 3(b)(ii).
2.    TERM; RIGHT TO ENTER INTO A NEW AGREEMENT
(a)    This Agreement shall have an initial term of five (5) years, commencing on the Effective Date (the “Initial Term”). Thereafter, Delek Refining shall have a unilateral option to extend this Agreement for two additional five (5) year periods on the same terms and conditions set forth herein (each, a “Renewal Term”). The Initial Term and any Renewal Terms are sometimes referred to collectively herein as the “Term.” In order to exercise its option to extend this Agreement for a Renewal Term, Delek Refining shall notify Delek-Big Sandy in writing not more than twenty-four (24) months and not less than twelve (12) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.
(b)    In the event that Delek Refining fails to exercise its option to extend this Agreement for any Renewal Term, Delek-Big Sandy shall have the right to negotiate to enter into one or more services agreements with respect to the Terminal and/or the Pipeline with one or more third parties to begin after the date of termination, provided that during the period from the date of Delek Refining’s failure to provide written notice pursuant to Section 2(a) to the date of termination of this Agreement, Delek Refining will have the right to enter into a new services agreement with Delek-Big Sandy on commercial terms that substantially match the terms upon which Delek-Big Sandy proposes to enter into an agreement with a third party for similar services with respect to all or a material portion of the capacity of the Terminal and the Pipeline. In such circumstances, Delek-Big Sandy shall give Delek Refining forty-five (45) days prior written notice of any proposed new services agreement with a third party, and such notice shall inform Delek Refining of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and Delek Refining shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or Delek Refining shall lose the rights specified by this Section 2(b) with respect to the assets that are the subject of such notice.
3.    MINIMUM THROUGHPUT COMMITMENT; STORAGE FEES
(a)    Minimum Terminalling Throughput Commitment.
(i)    During each Contract Quarter during the Term and subject to the terms and conditions of this Agreement, Delek Refining shall throughput at least the Minimum Terminalling Throughput Commitment at the Terminal, and Delek-Big Sandy shall make available to Delek Refining dedicated storage and throughput capacity at the Terminal, at all times sufficient to allow Delek Refining to throughput the Minimum Terminalling Capacity at the Terminal. Allocation of storage and throughput capacity for separate Products at the Terminal shall be in accordance with current practices, or as otherwise may be agreed among the Parties from time to time.
(ii)    Subject to Section 6, Delek Refining shall pay Delek-Big Sandy a terminalling services fee (the “Terminalling Service Fee”) for the volumes it throughputs at the Terminal of $0.5225 per barrel.
(iii)    Delek Refining may throughput volumes in excess of its Minimum Terminalling Throughput Commitment, up to the then-available capacity of the Terminal.
(b)    Minimum Pipeline Throughput Commitment.
(i)    During each Contract Quarter during the Term and subject to the terms and conditions of this Agreement, Delek Refining shall ship at least the Minimum Pipeline Throughput Commitment on the Pipeline, and Delek-Big Sandy shall make available to Delek Refining capacity on the Pipeline, at all times sufficient to allow Delek Refining to ship the Minimum Pipeline Capacity on the Pipeline.
(ii)    Subject to Section 6, Delek Refining shall pay Delek-Big Sandy a transportation fee (the “Transportation Fee” and together with the Terminalling Service Fee, the “Throughput Fees”) for the volumes of Product it ships on the Pipeline of $0.5225 per barrel.
(iii)    Delek Refining may throughput volumes in excess of its Minimum Pipeline Throughput Commitment, up to the then-available capacity of the Pipeline.
(c)    Storage Services.
(i)    Delek Refining shall pay Delek-Big Sandy a fee of $52,250 per month (the “Storage Fee”) for dedicated storage capacity at the Terminal. The storage capacity provided to Delek Refining may be temporarily reduced by Delek-Big Sandy as a result of repairs and/or maintenance on storage tanks that reduce the storage capacity available in the Terminal, so long as the reduced storage capacity will not result in the inability of Delek-Big Sandy to provide the Minimum Storage Capacity.
(ii)    The Parties agree that if they mutually determine to remove a tank at the Terminal from service or if a tank at the Terminal is removed from service for inspection in compliance with API Standard 653 for Aboveground Storage Tanks, then Delek-Big Sandy will not be required to utilize, operate or maintain such tank or provide the services required under this Agreement with respect to such tank; provided, however, that any such removal will not reduce the Storage Fees except to the extent that Logistics is unable to provide to Refining the Minimum Storage Capacity.
(d)    Fee Adjustment. All fees set forth in this Agreement, including the Throughput Fees and the Storage Fee, shall be adjusted on July 1 of each year of the Term, commencing on July 1, 2014, by a percentage equal to the increase or decrease, if any, in the FERC Oil Pipeline Index; provided, however, that no fee shall be decreased below the initial fee for such service provided in this Agreement. If the FERC Oil Pipeline Index is no longer published, the Parties shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the fees. If Delek-Big Sandy and Delek Refining are unable to agree, a new index will be determined by arbitration in accordance with Section 30(d).
4.    ANCILLARY SERVICES
Delek-Big Sandy shall provide Ancillary Services to Delek Refining at the Terminal. Delek Refining shall pay the per-barrel Ancillary Services Fees listed on Exhibit A for such services. If any additional ancillary services are requested by Delek Refining that are different in kind, scope or frequency from the Ancillary Services that have been historically provided, then the Parties shall negotiate in good faith to determine whether such ancillary services may be provided and the appropriate rates to be charged for such ancillary services. All fuel additives, dyes, de-icers and other additions requested to be added to the Products will be provided by Delek Refining at no cost to Delek-Big Sandy.
5.    FEE INCREASE
If, during the Term, new laws or regulations are enacted that require Delek-Big Sandy to make substantial and unanticipated capital expenditures (other than maintenance capital expenditures) with respect to the Facilities, Delek-Big Sandy may increase the Throughput Fees or the Storage Fee, as applicable, to cover the cost of complying with these laws or regulations. Delek-Big Sandy and Delek Refining shall use their reasonable commercial efforts to comply with these laws and regulations, and shall negotiate in good faith to mitigate the impact of these laws and regulations and to determine the amount of increase to the Throughput Fees or the Storage Fee. If Delek-Big Sandy and Delek Refining are unable to agree, the amount of such fee increases will be determined by arbitration in accordance with Section 30(d).
6.    PAYMENT; SHORTFALL PAYMENTS
(a)    Delek-Big Sandy shall invoice Delek Refining monthly (or, in the case of any Shortfall Payments, quarterly). Delek Refining will make payments to Delek-Big Sandy by electronic payment with immediately available funds on a monthly (or in the case of Shortfall Payments, quarterly) basis during the Term with respect to services rendered by Delek-Big Sandy under this Agreement in the prior month (or, in the case of Shortfall Payments, Contract Quarter) upon the later of (i) ten (10) days after its receipt of such invoice and (ii) thirty (30) days following the end of the calendar month (or in the case of Shortfall Payments, Contract Quarter) during which the invoiced services were performed. Any past due payments owed by Delek Refining to Delek-Big Sandy shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment. Payment of any Throughput Fee, Storage Fee, or Shortfall Payment pursuant to this Section 6 shall be made by wire transfer of immediately available funds to an account designated in writing by Delek-Big Sandy. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.
(b)    If, for any Contract Quarter, Delek Refining throughputs aggregate volumes less than the Minimum Terminalling Throughput Commitment for such Contract Quarter, then Delek Refining shall pay Delek-Big Sandy an amount (a “Terminalling Shortfall Payment”) equal to the difference between (i) the Minimum Terminalling Throughput Commitment multiplied by the Terminalling Service Fee and (ii) the aggregate Terminalling Service Fees for such Contract Quarter payable under Section 3(a)(ii). The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Terminalling Throughput Commitment and the payment by Delek Refining of the Terminalling Shortfall Payment shall relieve Delek Refining of any obligation to meet such Minimum Terminalling Throughput Commitment for the relevant Contract Quarter. The Parties further acknowledge and agree that there shall not be any carry-over of volumes in excess of the Minimum Terminalling Throughput Commitment to any subsequent Contract Quarter.
(c)    If, for any Contract Quarter, Delek Refining ships aggregate volumes less than the Minimum Pipeline Throughput Commitment for such Contract Quarter, then Delek Refining shall pay Delek-Big Sandy an amount (a “Pipeline Shortfall Payment,” and together with any Terminalling Shortfall Payments, a “Shortfall Payment”) equal to the difference between (i) the Minimum Pipeline Throughput Commitment multiplied by the Transportation Fee and

(ii) the aggregate Transportation Fees for such Contract Quarter payable under Section 3(b)(ii). The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Pipeline Throughput Commitment and the payment by Delek Refining of the Pipeline Shortfall Payment shall relieve Delek Refining of any obligation to meet such Minimum Pipeline Throughput Commitment for the relevant Contract Quarter. The Parties further acknowledge and agree that there shall not be any carry-over of volumes in excess of the Minimum Pipeline Throughput Commitment to any subsequent Contract Quarter.
(d)    The Parties acknowledge that the Pipeline is not operating as of July 25, 2013. Any inability of Delek Refining to ship Products on the Pipeline shall not relieve Delek Refining of its obligations hereunder, including its obligations to (i) meet the Minimum Throughput Commitment, (ii) make any Shortfall Payments hereunder and (iii) pay the Terminalling Service Fees hereunder, in each case from and after the Effective Time (or in the case of the Minimum Pipeline Throughput Commitment only, from and after August 1, 2013); provided, however, that following the commencement of shipments by Delek Refining of Products on the Pipeline, any subsequent failure of the Pipeline that is a Force Majeure event may relieve Delek Refining of such obligations as provided in Section 24.
7.    VOLUME LOSSES
Delek-Big Sandy shall use commercially reasonable efforts to minimize volume losses of Product at the Facilities. Title to the Products tendered by or on behalf of Delek Refining for terminalling, transportation or storage hereunder will remain with Delek Refining at all times. Delek Refining shall, during each month, (a) be entitled to all volumetric gains in the Facilities and (b) be responsible for all volumetric losses in the Facilities up to a maximum of 0.25%. If volume losses of any Product exceed 0.25% during any particular month, Delek-Big Sandy shall pay Delek Refining for the difference between the actual loss and the 0.25% allowance at a price per barrel for that Product as reported by the Oil Price Information Service (“OPIS”) using the monthly average OPIS unbranded contract rack posting for that Product during the month in which the volume difference was accounted for.
8.    CAPITAL IMPROVEMENTS
During the term of this Agreement, Delek Refining shall be entitled to designate Capital Improvements to be made to the Terminal and the Pipeline. The following provisions shall set forth the procedures pursuant to which Capital Improvements designated by Refining may be constructed:
(a)    For any Capital Improvement designated by Delek Refining, Delek Refining shall submit a written proposal, including all specifications then available to it, for the proposed Capital Improvement to the Terminal and/or the Pipeline, as the case may be.
(b)    Delek-Big Sandy will review such proposal to determine, in its sole discretion, whether it will consent to proceed with the proposed Capital Improvement.
(c)    Should Delek-Big Sandy determine to proceed and construct or cause to be constructed the approved Capital Improvement, Delek-Big Sandy will obtain bids from two or more general contractors reasonably acceptable to Delek Refining for the construction of the Capital Improvement. Based upon the bids, Delek-Big Sandy will notify Delek Refining of Delek-Big Sandy’s estimate of the total cost necessary to construct such Capital Improvement (which amount shall include the costs of capital and any other costs necessary to place such Capital Improvement in service) (“Estimated Expansion Capital Expenditure”). Within 30 days of such notice, Delek Refining will notify Delek-Big Sandy whether or not Delek Refining agrees to such Estimated Expansion Capital Expenditure. In the event Delek Refining does not agree with such Estimated Expansion Capital Expenditure, the Parties shall work together in good faith to reach agreement on the Estimated Expansion Capital Expenditure (the agreed amount is referred to as the “Expansion Capital Expenditure”); provided that, in the event the Parties do not reach such agreement within 60 days of the notice provided under the second sentence of this Section 8(c), Delek Refining shall be entitled to proceed with the construction of the Capital Improvement in accordance with Section 8(e) below.
(d)    Prior to beginning any construction on the Capital Improvement, (1) Delek-Big Sandy shall have received all necessary regulatory approvals, (2) Delek-Big Sandy and Delek Refining shall have agreed on (A) an additional monthly payment amount to be paid by Delek Refining to Delek-Big Sandy (the “Monthly Expansion Capital Amount”) which amount (x) shall be payable over a mutually agreed to term not to exceed the then remaining balance of the Initial Term (or the then current Renewal Term) plus any Renewal Term to which Delek Refining is then committed or shall then commit (the “Capital Amortization Period”), and (y) shall be sufficient to provide Delek-Big Sandy the equivalent of a rate of return equal to the Prime Rate plus an additional rate of return to be agreed to by the Parties over the Capital Amortization Period on the Expansion Capital Expenditure after taking into account the increased cash flows to Delek-Big Sandy reasonably anticipated to be received by Delek-Big Sandy from Refining (or from a third party pursuant to a direct contractual commitment to Delek-Big Sandy) in connection with such Capital Improvement, or (B) another adjustment to the Throughput Fees or the Storage Fees, as applicable, as the Parties may agree and (3) the Parties shall have agreed on any adjustment to the Minimum Pipeline Throughput Commitment, the Minimum Terminalling Throughput Capacity, the Minimum Pipeline Capacity, the Minimum Terminalling Capacity or the Minimum Storage Capacity, as the case may be. The Monthly Expansion Capital Amount, if applicable, shall be billed and paid monthly following the commencement of operations of the Capital Improvement and Delek Refining’s obligation to pay the Monthly Expansion Capital Amount shall survive the termination of this Agreement (other than a termination in connection with a breach of this Agreement by Delek-Big Sandy or a Force Majeure event affecting the ability of Delek-Big Sandy to provide services under this Agreement). In connection with the construction of any Capital Improvement pursuant to this Section 8(d), Delek Refining shall be entitled to participate in all stages of planning, scheduling, implementing, and oversight of the construction. Delek Refining shall also be entitled to audit all expenditures incurred in connection with the Capital Improvement and Delek-Big Sandy shall provide all invoices and other documentation reasonably requested by Delek Refining for this purpose.
(e)    If for any reason the Capital Improvement shall not be constructed pursuant to Section 8(d) above, and such Capital Improvement is in accordance with applicable required engineering and regulatory standards, and could not reasonably be expected to have a material adverse impact on the operations or efficiency of the Terminal or the Pipeline or result in any material additional unreimbursed costs to Delek-Big Sandy, then Delek Refining may proceed with the construction and financing of the Capital Improvement and, upon completion of construction, Delek Refining shall be the owner and operator of such Capital Improvement. The Parties agree that any Capital Improvement constructed by Delek Refining pursuant to this Section 8(e) shall be treated as the separate property of Delek Refining. Delek-Big Sandy shall cooperate with Delek Refining in ensuring that the Capital Improvement shall operate as intended, including by operating and maintaining all necessary connections to the Terminal and the Pipeline, subject to Delek Refining’s reimbursing Delek-Big Sandy on a monthly basis for any incremental expenses arising from operating or maintaining such connections. Delek Refining shall indemnify Delek-Big Sandy for any Liabilities resulting from the construction, ownership and operation by Refining of any Capital Improvement constructed by Refining pursuant to this Section 8(e).
(f)    Upon completion of the construction of such Capital Improvement, Delek-Big Sandy or Delek Refining, as applicable, will own such Capital Improvement, and will operate and maintain such Capital Improvement in accordance with Applicable Law and recognized industry standards.
9.    DEFICIENCY PAYMENTS
(a)    As soon as practicable following the end of each calendar month under this Agreement, Delek Big Sandy shall deliver to Delek Refining a written notice (the “Deficiency Notice”) detailing any failure of the Company to meet its obligations under Section 3(a)(i), Section 3(a)(ii), Section 3(b)(i), Section 3(b)(ii), Section 3(c)(i), Section 4, Section 5, Section 6, Section 8 or Section 25(c) of this Agreement. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that Delek-Big Sandy believes would have been paid by Delek Refining to Delek Big-Sandy if Delek Refining had complied with its obligations under Section 3(a)(i), Section 3(a)(ii), Section 3(b)(i), Section 3(b)(ii), Section 3(c)(i), Section 4, Section 5, Section 6, Section 8 and Section 25(c) of this Agreement (the “Deficiency Payment”). Delek Refining shall pay the Deficiency Payment to Delek-Big Sandy upon the later of: (A) ten (10) days after its receipt of the Deficiency Notice and (B) thirty (30) days following the end of the calendar month during which the Deficiency Notice was delivered.
(b)    If Delek Refining disagrees with the Deficiency Notice, then, following the payment of the undisputed portion of the Deficiency Payment to Delek-Big Sandy, a senior officer of Delek Refining and Delek-Big Sandy shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. If such differences are not resolved within thirty (30) days following the payment of any Deficiency Payment, Delek Refining and Delek-Big Sandy shall, within forty-five (45) days following the payment of such Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 30(d). During the 60-day period following the receipt of any Deficiency Notice, Delek Refining shall have the right to inspect and audit the working papers of Delek-Big Sandy relating to such Deficiency Payment.
(c)    If it is determined by arbitration in accordance with Section 30(d) that Delek Refining was required to make any or all of the disputed portion of the Deficiency Payment, Delek Refining shall promptly pay to Delek-Big Sandy such amount, together with interest thereon from the date provided in the last sentence of Section 9(a) at the Prime Rate, in immediately available funds.
10.    CUSTODY TRANSFER AND TITLE
(a)    Pipeline.
(i)    Receipts. For Product received into the Facilities by pipeline, custody of the Product shall pass to Delek-Big Sandy at the flange where it enters the Pipeline.
(ii)    Deliveries. For Product delivered by the Terminal into pipeline, custody of the Product shall pass to Delek Refining at the flange where it exits the Terminal’s delivery line.
(b)    Rail Receipts. For Product received by rail, custody shall pass to Delek-Big Sandy when the locomotive used to transfer Delek Refining’s rail cars to the Terminal is uncoupled from such rail cars at the Terminal.
(c)    Truck. For receipts and deliveries to or from trucks, custody shall pass at the flange where the hoses at Delek-Big Sandy’s facility interconnect with the truck.
(d)    General. Upon re-delivery of any Product to Delek Refining’s account, Delek Refining shall become solely responsible for any loss, damage or injury to person or property or the environment, arising out of transportation, possession or use of such Product after transfer of custody and the provisions hereof shall apply to Product while in Delek-Big Sandy’s custody. Title to all Delek Refining’s Product received in the Terminal shall remain with Delek Refining at all times. Both Parties acknowledge that this Agreement represents a bailment of Products by Delek Refining to Delek-Big Sandy and not a consignment of Products, it being understood that Delek-Big Sandy has no authority hereunder to sell or seek purchasers for the Products of Delek Refining, except as provided in Section 13 below. Delek Refining hereby warrants that it shall, at all times, have good title to and the right to deliver, throughput, store and receive Products pursuant to the terms of this Agreement.
11.    PRODUCT QUALITY; CONTAMINATION
(a)    Delek Refining shall not deliver to the Facilities any Products which: (a) would in any way be injurious to the Facilities; or (b) may not be lawfully stored at the Terminal. Any and all Products that leave the Terminal shall meet all relevant ASTM, EPA, federal and state specifications, and shall not leave the Terminal in the form of a sub-octane grade product.
(b)    Delek-Big Sandy shall use commercially reasonable efforts to avoid contamination of Delek Refining’s Products with any dissimilar Products and shall be liable to Delek Refining for any change in the quality of the Products throughput or stored at the Facilities, in each case caused by Delek-Big Sandy or its Affiliates or any third-party use of the Terminal or the Pipeline, as applicable. If Delek-Big Sandy determines in good faith that Delek Refining has delivered to the Facilities Products that have been contaminated by the existence of and/or excess amounts of substances foreign to Products which could cause harm to users of the contaminated Products, the Facilities or Delek-Big Sandy, Delek Refining shall be responsible for removing Delek Refining’s contaminated Products from the

Facilities. Any liability or expense associated with the contamination of Delek Refining’s Products caused by Delek Refining or its Affiliates shall be borne by Delek Refining, including any regulatory or judicial proceeding arising out of or relating to such contamination.
12.    MEASUREMENT
All quantities of Products received or delivered by or into truck or rail shall be measured and determined based upon the meter readings at the Terminal, as reflected by delivery tickets or bills of lading, or if such meters are unavailable, by applicable calibration tables. All quantities of Products received and delivered by pipeline shall be measured and determined based upon the meter readings of the pipeline operator, as reflected by delivery tickets, or if such meters are unavailable, by applicable calibration tables. Deliveries by book transfer shall be reflected by entries in the books of Delek-Big Sandy. All quantities shall be adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or latest revisions thereof. A barrel shall consist of 42 U.S. gallons and a gallon shall contain 231 cubic inches. Meters and temperature probes shall be calibrated according to applicable API standards. Delek Refining shall have the right, at its sole expense, and in accordance with rack location procedure, to independently certify said calibration. Storage tank gauging shall be performed by Delek-Big Sandy’s personnel. Delek-Big Sandy’s gauging shall be deemed accurate unless challenged by an independent certified gauger. Delek Refining may perform joint gauging at its sole expense with Delek-Big Sandy’s personnel at the time of delivery or receipt of Product, to verify the amount involved. If Delek Refining should request an independent gauger, such gauger must be acceptable to Delek-Big Sandy, and such gauging shall be at Delek Refining’s sole expense.
13.    PRODUCT DOWNGRADE AND INTERFACE
Product downgraded as a result of ordinary Terminal or pipeline operations including line flushing, rack meter provings or other necessary Terminal operations shall not constitute losses for which Delek-Big Sandy is liable to Delek Refining. Delek-Big Sandy shall account for the volume of Product downgraded, and Delek Refining’s inventory of Products and/or interface volumes (“Transmix”) shall be adjusted. If (i) Delek-Big Sandy does not have sufficient capacity at the Terminal for the Transmix and (ii) Delek Refining fails to remove its Transmix upon notice from Delek-Big Sandy, then fifteen (15) days after Delek Refining’s receipt of such notification, Delek-Big Sandy shall have the right to sell such Transmix at market rates and return any proceeds to Delek Refining, less delivery costs in effect at the time of such sale.
14.    PRODUCT DELIVERIES, RECEIPTS AND WITHDRAWALS
(a)    All deliveries, receipts and withdrawals hereunder shall be made in accordance with the agreed-upon scheduling. Delek Refining warrants that it shall only send to the Facilities those employees, agents and other representatives acting on behalf of and at Delek Refining’s direction who have been properly instructed as to the characteristics and safe hauling methods associated with the Products to be loaded and hauled. Delek Refining agrees to be responsible to Delek-Big Sandy for the performance under this Agreement by its agents and/or representatives receiving Products at the Facilities.
(b)    Both Parties shall abide by all federal, state and local statutes, laws and ordinances and all rules and regulations which are promulgated by Delek-Big Sandy and furnished to Delek Refining or posted at the Facilities, with respect to the use of the Facilities as herein provided. It is understood and agreed by Delek Refining that these rules and regulations may be changed, amended or modified by Delek-Big Sandy at any time. All changes, amendments and modifications shall become binding upon Delek Refining ten (10) days following receipt by Delek Refining of a copy thereof.
(c)    For all purposes hereunder, Delek Refining’s jobbers, distributors, carriers, haulers and other customers designated in writing or otherwise by Delek Refining to have loading privileges under this Agreement or having possession of any loading device furnished to Delek Refining pursuant to this Agreement, together with their respective officers, servants and employees, shall, when they access the Facilities, be deemed to be representatives of Delek Refining and any such person shall enter into an appropriate access agreement with Delek Big-Sandy with respect to such access.

15.    ACCOUNTING PROVISIONS AND DOCUMENTATION
Delek-Big Sandy shall furnish Delek Refining with the following reports covering services hereunder involving Delek Refining’s Products:
(a)    Within ten (10) Business Days following the end of the month, a statement showing, by Product: (i) Delek Refining’s monthly aggregate deliveries into the Facilities; (ii) Delek Refining’s monthly receipts from the Terminal; (iii) calculation of all Delek Refining’s monthly Terminalling Service Fees; (iv) Delek Refining’s opening inventory for the preceding month; (v) appropriate monthly adjustments (as applicable in accordance with Section 7); and (vi) Delek Refining’s closing inventory for the preceding month.
(b)    A copy of any meter calibration report, to be available for inspection upon reasonable request by Delek Refining at the Facilities following any calibration.
(c)    Upon delivery from the Terminal, a bill of lading to the carrier for each truck or rail delivery. As reasonably requested by Delek Refining, bill of lading information shall be provided to Delek Refining’s accounting group. Upon each truck delivery from the Terminal, bill of lading information shall be sent electronically through a mutually agreeable system.
(d)    Transfer documents for each in-tank transfer.
(e)    Delek-Big Sandy shall be required to maintain the capabilities to support truck load authorization technologies at the Terminal. However, costs incurred by Delek-Big Sandy for replacement of loading systems or software or other upgrades made at the request of Delek Refining shall be recoverable from Delek Refining either as a lump sum payment or through an increase in terminalling fees. Notwithstanding the foregoing, if a replacement or upgrade is made other than at Delek Refining’s request, Delek-Big Sandy and Delek Refining shall mutually agree on a fee for such replacement or upgrade.
16.    AUDIT AND CLAIMS PERIOD
During the Term, Delek Refining and its duly authorized agents and/or representatives, upon reasonable notice and during normal working hours, shall have reasonable access to the accounting records and other documents maintained by Delek-Big Sandy, or any of Delek-Big Sandy’s contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of this Agreement and for a period of up to two (2) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within thirty (30) days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the end of the Term. Delek-Big Sandy shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the end of the Term.
17.    LIENS
To secure any fees due and Delek Refining’s performance of its obligations under this Agreement, Delek Refining hereby grants to Delek-Big Sandy an irrevocable lien and security interest in and on all of its Products in the care and custody of Delek-Big Sandy and further grants Delek-Big Sandy a limited power-of-attorney to dispose of such Products at fair market value to the extent of any and all amounts owed by Delek Refining to Delek-Big Sandy hereunder, after providing Delek Refining with reasonable advance notice of any such sale. At Delek-Big Sandy’s request, Delek Refining shall sign a UCC-1 financing statement acknowledging Delek-Big Sandy’s security interest in Delek Refining’s Product in the Terminal.
18.    TAXES
Delek Refining shall pay or cause to be paid all taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes, ad valorem or property taxes and similar taxes on the Facilities) imposed by any federal, state or local government that Delek-Big Sandy incurs on Delek Refining’s behalf for the services provided by Delek-Big Sandy under this Agreement. If Delek-Big Sandy is required to pay any of the foregoing, the Parties shall cooperate with respect to any filings or contests with respect thereto and Delek Refining shall promptly reimburse Delek-Big Sandy in accordance with the payment terms set forth in this Agreement.
19.    LIMITATION ON LIABILITY
Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.
20.    INDEMNITIES
(a)    Delek-Big Sandy shall defend, indemnify and hold harmless Delek Refining, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Delek Refining Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Delek-Big Sandy of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Delek-Big Sandy made herein or in connection herewith proving to be false or misleading, (ii) any failure by Delek Big-Sandy, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by Delek-Big Sandy, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Products hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Delek Refining Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, Delek-Big Sandy’s liability to the Delek Refining Indemnitees pursuant to this Section 20(a) shall be net of any insurance proceeds actually received by the Delek Refining Indemnitee or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. Delek Refining agrees that it shall, and shall cause the other Delek Refining Indemnitees to, (a) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Delek Refining Indemnitees are entitled with respect to or on account of any such damage or injury, (b) notify Delek-Big Sandy of all potential claims against any third Person for any such insurance proceeds, and (c) keep Delek-Big Sandy fully informed of the efforts of the Delek Refining Indemnitees in pursuing collection of such insurance proceeds.
(b)    Delek Refining shall defend, indemnify and hold harmless Delek-Big Sandy, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Delek-Big Sandy Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Delek Refining of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Delek Refining made herein or in connection herewith proving to be false or misleading, (ii) any failure by Delek Refining, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by Delek Refining, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Products hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Delek-Big Sandy Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, Delek Refining’s liability to the Delek- Big Sandy Indemnitees pursuant to this Section 20(b) shall be net of any insurance proceeds actually received by the Delek-Big Sandy Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. Delek-Big Sandy agrees that it shall, and shall cause the other Delek-Big Sandy Indemnitees to, (a) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Delek-Big Sandy Indemnitees are entitled with respect to or on account of any such damage or injury, (b) notify Delek Refining of all potential claims against any third Person for any such insurance proceeds, and (c) keep Delek Refining fully informed of the efforts of the Delek-Big Sandy Indemnitees in pursuing collection of such insurance proceeds.
(c)    THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES (EXCLUDING, IN THE CASE OF SECTION 20(a)(iii) AND SECTION 20(b)(iii), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).
21.    INSURANCE
(a)    Business Interruption Insurance. Delek Refining shall maintain commercially reasonable business interruption insurance for the benefit of the Facilities for so long as Delek-Big Sandy is a consolidated subsidiary of Delek US. Allocation of benefits under such business interruption insurance policy shall be proportionate to the loss in operating margin sustained by Delek Refining and Delek-Big Sandy as a result of the interruption.
(b)    Insurance (Other than Business Interruption Insurance). During the Term of this Agreement, each of Delek-Big Sandy and Delek Refining shall at all times carry and maintain, or cause to be carried and maintained, with reputable insurance companies reasonably acceptable to the other Party, the insurance coverages and limits set forth on Exhibit C.
22.    GOVERNMENT REGULATIONS
(a)    Applicable Law. The Parties are entering into this Agreement in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affects the Products transported, throughput or stored hereunder, or any receipt, throughput, delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the Facilities. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.
(b)    New or Changed Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretations is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.
(c)    Tariff Cooperation. If during the Term, Delek-Big Sandy is required, under Applicable Law, to file one or more tariffs with any Governmental Authority, in order to provide the services provided under this Agreement, Delek Refining hereby agrees that, if the services to be provided under such tariff or tariffs is provided in conformance with this Agreement, including but not limited to the rates provided hereunder, Delek Refining will not oppose, or assist any other party in opposing, the filing of such tariff or tariffs.

23.    SUSPENSION OF REFINERY OPERATIONS
(a)    From and after the second anniversary of the Effective Date, in the event that Delek Refining decides to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least twelve (12) consecutive months, Delek Refining may provide written notice to Delek-Big Sandy of Delek Refining’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time (but not prior to the second anniversary of the Effective Date) after Delek Refining has notified Delek-Big Sandy of such suspension and, upon the expiration of the period of twelve (12) months (which may run concurrently with the twelve (12) month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If Delek Refining notifies Delek-Big Sandy, more than two months prior to the expiration of the Notice Period, of its intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered. Subject to Section 23(b) and Section 24(a), during this Notice Period, Delek Refining shall remain liable for the Deficiency Payments and for Storage Fees. During the Notice Period, Delek-Big Sandy may terminate this Agreement upon sixty (60) days prior written notice in order to enter into an agreement to provide any third party the services provided to the Delek Refining under this Agreement.
(b)    If refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then Delek Refining shall remain liable for Shortfall Payments under this Agreement for the duration of the suspension and for payment of the Storage Fees, unless and until this Agreement is terminated as provided above. Delek Refining shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance, provided that Delek Refining shall not have any liability for any failure to notify, or delay in notifying, Delek-Big Sandy of any such suspension except to the extent Delek-Big Sandy has been materially damaged by such failure or delay.
24.    FORCE MAJEURE
(a)    Subject to Section 6(d), in the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided that (A) prior to the third anniversary of the Effective Date, Delek Refining shall be required to continue to make payments (i) for the Throughput Fees for volumes actually shipped or throughput under this Agreement, (ii) for the Ancillary Services Fee, if any, for services performed, (iii) for the Storage Fee, and (iv) for any Shortfall Payments unless, in the case of (iii) and (iv), the Force Majeure event is an event that adversely affects Delek-Big Sandy’s ability to perform the services it is required to perform under this Agreement, in which case, as applicable, the Storage Fees shall only be paid to the extent Delek Refining utilizes Delek-Big Sandy’s storage for its Products during the applicable month and, instead of Shortfall Payments, Throughput Fees shall only be paid as provided under (A)(i) above, and (B) from and after the third anniversary of the Effective Date, Delek Refining shall be required to continue to make payments (i) for the Throughput Fees for volumes actually shipped or throughput under this Agreement, (ii) for the Ancillary Services Fee, if any, for services performed and (iii) for the Storage Fee to the extent Delek Refining utilizes Delek-Big Sandy’s storage for its Products during the applicable month. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). Delek Refining shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. Prior to the third anniversary of the Effective Date, any suspension of the obligations of the Parties under this Section 24(a) as a result of a Force Majeure event that adversely affects Delek-Big Sandy’s ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 24(b).

(b)    If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months beyond the third anniversary of the Effective Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than twelve (12) months after the later to occur of (i) the delivery of the Termination Notice and (ii) the third anniversary of the Effective Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective; provided, further, that upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations. After the third anniversary of the Effective Date and following delivery of a Termination Notice, Delek-Big Sandy may terminate this Agreement, to the extent affected by the Force Majeure event, upon sixty (60) days prior written notice to Delek Refining in order to enter into an agreement to provide any third party the services provided to Delek Refining under this Agreement; provided, however, that Delek-Big Sandy shall not have the right to terminate this Agreement for so long as Delek Refining continues to the make Shortfall Payments.
25.    CAPABILITIES OF FACILITIES
(a)    Interruptions of Service. Delek-Big Sandy shall use reasonable commercial efforts to minimize the interruption of service at the Facilities and any portion thereof and shall use its best efforts to minimize the impact of any such interruption on Delek Refining. Delek-Big Sandy shall inform Delek Refining at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of service at the Facilities, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Delek-Big Sandy is taking to resume full operations, provided that Delek-Big Sandy shall not have any liability for any failure to notify, or delay in notifying, Delek Refining of any such matters except to the extent Delek Refining has been materially damaged by such failure or delay.
(b)    Maintenance and Repair Standards. Subject to Force Majeure and interruptions for routine repair and maintenance consistent with customary terminal and pipeline industry standards, as applicable, Delek-Big Sandy shall maintain (i) the Pipeline in a condition and with a capacity sufficient to ship a volume of Delek Refining’s Products at least equal to the Minimum Pipeline Capacity and (ii) the Terminal in a condition and with a capacity sufficient to throughput a volume of Delek Refining’s Products at least equal to the Minimum Throughput Capacity and to store a volume of Delek Refining’s Products at least equal to the Minimum Storage Capacity. Delek-Big Sandy’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or interruptions for routine repair and maintenance consistent with industry standards that prevents Delek-Big Sandy from transporting the Minimum Pipeline Capacity, terminalling the Minimum Terminalling Capacity or storing the Minimum Storage Capacity. To the extent Delek Refining is prevented for 30 or more days in any Contract Year from transporting volumes equal to the full Minimum Pipeline Capacity, terminalling volumes equal to the full Minimum Terminalling Capacity or using the Minimum Storage Capacity for reasons of Force Majeure or other interruption of service affecting the Facilities (including any reduction in available storage capacity pursuant to Section 3(c)(ii)), then Delek Refining’s (i) Minimum Pipeline Throughput Commitment shall be proportionately reduced to the extent of the difference between the Minimum Pipeline Capacity and the amount that Delek Refining can effectively ship on the Pipeline (prorated for the portion of the Contract Quarter during which the Minimum Pipeline Capacity was unavailable) regardless of whether the actual shipments prior to the reduction were below the Minimum Pipeline Throughput Commitment, (ii) Minimum Terminalling Throughput Commitment shall be proportionately reduced to the extent of the difference between the Minimum Terminalling Capacity and the amount that Delek Refining can effectively throughput at the Terminal (prorated for the portion of the Contract Quarter during which the Minimum Throughput Capacity was unavailable) regardless of whether the actual throughput prior to the reduction was below the Minimum Terminalling Throughput Commitment, and (iii) the Storage Fee shall be reduced by an amount of $[0.57] per barrel (which amount shall be adjusted in accordance with adjustments to the Storage Fee provided for in Sections 3(d), 5 and 8(a) above, if applicable, and prorated for the portion of the applicable month during which such storage was unavailable) for each barrel less than the Minimum Storage Capacity that Delek-Big Sandy is unable to store at the Terminal, regardless of whether Delek Refining actually used such storage capacity. At such time as Delek-Big Sandy is capable of transporting volumes equal to the Minimum Pipeline Capacity, terminalling volumes equal to the Minimum Terminalling Capacity or using the Minimum Storage Capacity, as applicable, Delek Refining’s obligation to throughput the full Minimum Throughput Commitment and to pay the full Storage Fee shall be restored. If for any reason, including, without limitation, a Force Majeure event, the transportation capacity of the Pipeline should fall below the Minimum Pipeline Capacity or the throughput or storage capacity of the Terminal should fall below the Minimum Terminalling Capacity or the Minimum Storage Capacity, respectively, then with due diligence and dispatch, Delek-Big Sandy shall make repairs to the Facilities, as applicable, to restore the capacity of the Facilities to that required for shipment and throughput of the Minimum Throughput Commitment or using the Minimum Storage Capacity (“Restoration”). Except as provided below in Section 25(c), all of such Restoration shall be at Delek-Big Sandy’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of Delek Refining, its employees, agents or customers.
(c)    Capacity Resolution. In the event of the failure of Delek-Big Sandy to maintain the Facilities in a condition and with a capacity sufficient (i) to ship a volume of Delek Refining’s Products equal to the Minimum Pipeline Capacity, (ii) to throughput a volume of Delek Refining’s Products equal to the Minimum Throughput Capacity or (iii) to store a volume of Delek Refining’s Products at least equal to the Minimum Storage Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the Facilities which will, among other things, specify steps to be taken by Delek-Big Sandy to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration Delek-Big Sandy’s economic considerations relating to costs of the repairs and Delek Refining’s requirements concerning its refining and marketing operations. Delek-Big Sandy shall use commercially reasonable efforts to continue to provide shipment, storage and throughput of Delek Refining’s Products at the Facilities, to the extent the Facilities have capability of doing so, during the period before Restoration is completed. In the event that Delek Refining’s economic considerations justify incurring additional costs to complete the Restoration in a more expedited manner than the time schedule determined in accordance with the preceding sentence, Delek Refining may require Delek-Big Sandy to expedite the Restoration to the extent reasonably possible, subject to Delek Refining’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein Delek Refining agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 24 above, so long as such Restoration is completed with due diligence and dispatch, and Delek Refining shall pay its portion of the Restoration costs to Delek-Big Sandy in advance based on a good faith estimate based on reasonable engineering standards. Upon completion, Delek Refining shall pay the difference between the actual portion of Restoration costs to be paid by Delek Refining pursuant to this Section 25(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of Delek-Big Sandy’s invoice therefor, or, if appropriate, Delek-Big Sandy shall pay Delek Refining the excess of the estimate paid by Delek Refining over Delek-Big Sandy’s actual costs as previously described within thirty (30) days after completion of the Restoration.
(d)    Dedicated Storage. The storage tanks at the Terminal shall be dedicated and used exclusively for the storage and throughput of Delek Refining’s Products. Delek Refining shall be responsible for providing all tank heels required for operation of such tanks.
26.    TERMINATION
(a)    A Party shall be in default under this Agreement if:
(i)    the Party materially breaches any provision of this Agreement and such breach is not cured (or a plan to cure such breach reasonably satisfactory to the non-breaching Party has been adopted and is being diligently pursued by the breaching Party) within fifteen (15) calendar days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; or

(ii)    the Party (1) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (2) makes an assignment or any general arrangement for the benefit of creditors, (3) otherwise becomes bankrupt or insolvent (however evidenced) or (4)  as a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets;
(b)    If any of the Parties is in default as described above, then (i) if Delek Refining is in default, Delek-Big Sandy may or (ii) if Delek-Big Sandy is in default, Delek Refining may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement; and/or (3) pursue any other remedy at law or in equity.
(c)    Upon expiration or termination of this Agreement, Delek-Big Sandy shall be responsible for removing any remaining Products of Delek Refining from the Facilities. Delek-Big Sandy shall have the right to sell such Products at market rates and return any proceeds to Delek Refining, less delivery costs in effect at the time of such sale.
(d)    Delek Refining shall, upon expiration or termination of this Agreement, promptly remove any and all of its owned equipment, if any, and restore the Facilities to their condition prior to the installation of such equipment.
27.    ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL
(a)    Delek Refining shall not assign its obligations hereunder without Delek-Big Sandy’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however that (i) Delek Refining may assign this Agreement without Delek-Big Sandy’s consent in connection with a sale by Delek Refining of all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (1) agrees to assume all of Delek Refining’s obligations under this Agreement and (2) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Delek Refining in its reasonable judgment; and (ii) Delek Refining shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.
(b)    Delek-Big Sandy shall not assign its rights or obligations under this Agreement without prior written consent from Delek Refining, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) Delek-Big Sandy may assign this Agreement without Delek Refining’s consent in connection with a sale by Delek-Big Sandy of the Facilities, including by merger, equity sale, asset sale or otherwise so long as the transferee: (1) agrees to assume all of Delek-Big Sandy’s obligations under this Agreement; (2) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Delek-Big Sandy in its reasonable judgment; and (3) is not a competitor of Delek Refining, as determined by Delek Refining in good faith; and (ii) Delek-Big Sandy shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek-Big Sandy and its Affiliates.
(c)    Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.
(d)    This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
(e)    Delek Refining’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided however, that in the case of a Partnership Change of Control, Delek Refining shall have the option to extend the Term of this Agreement as provided in Section 2 without regard to the notice periods provided in the fourth sentence of Section 2(a). Delek-Big Sandy shall provide Delek Refining with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

28.    NOTICE
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
If to Delek Refining, to:
Delek Refining, Ltd.
c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271

with a copy, which shall not constitute notice, to:
Delek Refining, Ltd.
c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: President
Telecopy No: (615) 435-1271

If to Delek-Big Sandy, to:

Delek Marketing - Big Sandy, LLC
c/o Delek Logistics Partners, LP
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No.: (615) 435-1271

with a copy, which shall not constitute notice, to:

Delek Marketing - Big Sandy, LLC
c/o Delek Logistics Partners, LP
7102 Commerce Way
Brentwood, TN 37027
Attn: President
Telecopy No.: (615) 435-1271

or to such other address or to such other person as either Party will have last designated by notice to the other Party.
29.    MARKETING OF THROUGHPUT AND STORAGE SERVICES TO THIRD PARTIES
During the Term, Delek-Big Sandy may provide throughput and storage services to third parties at the Terminal and throughput to third parties in the Pipeline, provided that, (i) the provision of such throughput and storage services to third parties is not reasonably likely to negatively affect Delek Refining’s ability to use either of the Terminal or the Pipeline in accordance with the terms of this Agreement in any material respect, (ii) prior to any third party use of either of the Terminal or the Pipeline or the entry into any agreement with respect thereto, Delek-Big Sandy shall have received prior written consent from Delek Refining with respect to such third party usage or the entry into such agreement, as applicable, not to be unreasonably withheld, conditioned or delayed and (iii) to the extent such third-party usage reduces the ability of Delek-Big Sandy to provide the Minimum Pipeline Capacity, the Minimum Terminalling Capacity or the applicable Minimum Storage Capacity, the Minimum Pipeline Throughput Commitment, the Minimum Terminalling Throughput Commitment or the Storage Fee, as applicable, shall be proportionately reduced to the extent of the difference between the Minimum Pipeline Capacity, the Minimum Terminalling Capacity or the applicable Minimum Storage Capacity and the amount that can be throughput in the Pipeline or at the Terminal or stored in the Terminal (prorated for the portion of the Contract Quarter during which the Minimum Pipeline Capacity, the Minimum Terminalling Capacity or the applicable Minimum Storage Capacity was unavailable). Notwithstanding the foregoing, to the extent Delek Refining is not using any portion of the Terminal or the Pipeline (the “Open Assets”) during a Force Majeure event set forth in Section 24 or the Notice Period set forth in Section 23(a), Delek-Big Sandy may provide throughput and/or storage services to third parties on the Open Assets pursuant to one or more third-party agreements without the consent of Delek Refining, and the Minimum Pipeline Throughput Commitment, the Minimum Terminalling Throughput Commitment and the applicable Storage Fee will be reduced to the extent of such third-party usage as set forth above; provided that such third-party agreements and related services shall terminate following the end of the Force Majeure Period or the restoration of Refinery operations, as applicable.
30.    MISCELLANEOUS
(a)    Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)    Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
(c)    Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(d)    Arbitration Provision. Any and all Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 30(d) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 30(d) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of Delek Refining, Delek-Big Sandy or any of their Affiliates and (ii) have not less than seven (7) years experience in the energy industry. The hearing will be conducted in Houston,

Texas and commence within thirty (30) days after the selection of the third arbitrator. Delek Refining, Delek-Big Sandy and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages.
(e)    Confidentiality.
(i)    Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 30(e)(i). Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(ii)    Required Disclosure. Notwithstanding Section 30(e)(i) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(iii)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 30(e), and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(iv)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(v)    Survival. The obligation of confidentiality under this Section 30(e) shall survive the termination of this Agreement for a period of two (2) years.
(f)    Operator Status. Notwithstanding anything to the contrary herein, Delek-Big Sandy shall be the operator of the Facilities in all respects, and Delek Refining shall have no power or authority to direct the activities of Delek-Big Sandy or to exert control over the operation of the Facilities or any portion thereof.

(g)    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(h)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(i)    No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
(j)    Schedules. The schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.
(k)    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.
DELEK REFINING LTD.

By:	DELEK U.S. REFINING GP, LLC its General Partner
By: /s/ H. Pete Daily
Name: H. Pete Daily
Title: EVP

By:/s/ Assaf Ginzburg
Name: Assaf Ginburg
Title: CFO

DELEK MARKETING-BIG SANDY, LLC

By: /s/ Danny Norris
Name: Danny Norris
Title: VP - Finance

By: /s/ Andrew L. Schwarcz
Name: Andrew L. Schwarcz
Title: EVP

EXHIBIT A
ANCILLARY SERVICES FEES

Ancillary Services and Ancillary Services Fees as agreed from time to time.

EXHIBIT B
PRODUCTS

87 Octane (E10)
91 Octane (E10)
93 Octane (E10)
100 Low Lead Aviation Gasoline
Carbon Black Oil
Commercial Butane
Propane
Propylene Mix
Sulfur (Tons)
ULSD (on road, off road, and/or containing biodiesel)
Kerosene
Topped Crude
Cat/T.Alky Mix
Coker Naphtha
FBR Naphtha
Vacuum Gas Oil
HT HSR Naphtha
L. Alkylate
LSR Naphtha
Lt. Cycle Oil
Olefins/Butylenes/Alky Feed
Platformate (93)
Platformate (99)
Slop Oil

EXHIBIT C
INSURANCE